EXHIBIT 99.1
Element Solutions Inc
Announces 2024 Third Quarter Financial Results

•Net sales of $645 million, an increase of 8% on a reported basis or 6% on an organic basis from the third quarter of 2023
•Reported net income of $40 million, compared to a net loss of $32 million in the same period last year
•Adjusted EBITDA of $143 million, compared to $134 million in the same period last year, an increase of 6% on a reported basis and 8% on a constant currency basis
•Third quarter 2024 cash flows from operating activities of $99 million and free cash flow of $86 million
Miami, Fla., October 28, 2024 -- Element Solutions Inc (NYSE:ESI) (“Element Solutions” or the “Company”), a global and diversified specialty chemicals company, today announced its financial results for the three and nine months ended September 30, 2024.
Executive Commentary
President and Chief Executive Officer Benjamin Gliklich commented, “Element Solutions delivered strong results once again this quarter. Financially, operationally and strategically, we executed well. The Electronics segment continued to capitalize on developing technology trends like advanced packaging and high-performance computing, which represent the highest value and fastest growing portions of our markets. We have invested deliberately over several years to build capabilities oriented towards these emerging opportunities, and our results reflect progress, particularly in the context of ongoing softness in several historical core markets, including Western smartphones and automotive. Our Industrial & Specialty business also grew earnings despite a weakening industrial macro backdrop over the course of the quarter, particularly in Europe. Taken together, we continue to deliver on our commitments and to outperform our markets in each of our segments. Our narrowed full year 2024 adjusted EBITDA guidance range implies record earnings despite overall end-markets remaining well below prior peak levels."
Mr. Gliklich continued, "Our actions this quarter repositioned our portfolio and improved our overall business quality and balance sheet. The previously announced sale of MacDermid Graphics Solutions will further focus our company on its core markets and should improve our underlying growth rate, margins and cash return on investment. The transaction is expected to close between year end and the end of the second quarter of 2025, pending closing conditions and regulatory approvals. Including the expected proceeds from the transaction, our net leverage ratio at year end 2024 would be approximately 2.5x leaving more capacity for strategic capital deployment than we have had in several years. Element Solutions is well-positioned for another record year in 2025.”
Third Quarter 2024 Highlights (compared with third quarter 2023)
•Net sales on a reported basis for the third quarter of 2024 were $645 million, an increase of 8% over the third quarter of 2023. Organic net sales increased 6%.
◦Electronics: Net sales increased 14% to $419 million. Organic net sales increased 9%.
◦Industrial & Specialty: Net sales decreased 3% to $226 million. Organic net sales remained relatively flat.
•Third quarter of 2024 earnings per share (EPS) performance:
◦GAAP diluted EPS was $0.17, as compared to a loss per share of $0.13 for the same period last year.
◦Adjusted EPS was $0.39, as compared to $0.36 for the same period last year.
•Reported net income for the third quarter of 2024 was $40 million, as compared to a net loss of $32 million for the third quarter of 2023.
◦Net income margin increased to 6.3%.

•Adjusted EBITDA for the third quarter of 2024 was $143 million, as compared to $134 million for the third quarter of 2023, an increase of 6%. On a constant currency basis, adjusted EBITDA increased 8%.
◦Electronics: Adjusted EBITDA was $99 million, an increase of 9%. On a constant currency basis, adjusted EBITDA increased 10%.
◦Industrial & Specialty: Adjusted EBITDA was $44 million, an increase of 1%. On a constant currency basis, adjusted EBITDA increased 4%.
◦Adjusted EBITDA margin decreased by 30 basis points to 22.1%. On a constant currency basis, adjusted EBITDA margin decreased by 20 basis points.
Updated 2024 Guidance
The Company expects full year 2024 adjusted EBITDA to be in the range of $535 million to $540 million. In addition, the Company expects its full year 2024 free cash flow to be in the range of $280 million to $300 million.
Recent Developments
MacDermid Graphics Solutions Transaction — On September 1, 2024, the Company entered into an agreement to sell its flexographic printing plate business, MacDermid Graphics Solutions, for approximately $325 million. MacDermid Graphics Solutions constitutes substantially all of the Company's Graphics Solutions business. The transaction is expected to close in the fourth quarter of 2024 or the first half of 2025, subject to customary closing conditions, adjustments and regulatory approvals.
Syndication of $1.04 billion Term Loans and Debt Reduction — On October 15, 2024, the Company completed the syndication of $1.04 billion of new term loans B-3 which resulted in an interest rate reduction of 25 basis points to SOFR plus a spread of 1.75% per annum. In connection with this repricing, the Company fully paid down its $1.14 billion term loans B-2, therefore reducing its borrowing under its credit agreement by $100 million. The Company also terminated $100 million notional of the interest rate swaps and cross-currency swaps that would have matured in January 2025. The net proceeds of the new term loans and cash on hand were used to prepay in full the Company's term loans B-2.
Conference Call
Element Solutions will host a webcast/dial-in conference call to discuss its 2024 third quarter financial results at 8:30 a.m. (Eastern Time) on Tuesday, October 29, 2024. Participants on the call will include President and Chief Executive Officer Benjamin Gliklich and Chief Financial Officer Carey J. Dorman.
To listen to the call by telephone, please dial 888-510-2346 (domestic) or 646-960-0111 (international) and provide the Conference ID: 3799230. The call will be simultaneously webcast at www.elementsolutionsinc.com. A replay of the call will be available after completion of the live call at www.elementsolutionsinc.com.
About Element Solutions
Element Solutions Inc is a leading global specialty chemicals company whose businesses supply a broad range of solutions that enhance the performance of products people use every day. Developed in multi-step technological processes, these innovative solutions enable customers' manufacturing processes in several key industries, including consumer electronics, power electronics, semiconductor fabrication, communications and data storage infrastructure, automotive systems, industrial surface finishing, consumer packaging and offshore energy.
More information about the Company is available at www.elementsolutionsinc.com.

Forward-Looking Statements
This release is intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 as it contains "forward-looking statements" within the meaning of the federal securities laws. These statements will often contain words such as "expect," "anticipate," "project," "will," "should," "believe," "intend," "plan," "assume," "estimate," "predict," "seek," "continue," "outlook," "may," "might," "aim," "can have," "likely," "potential," "target," "hope," "goal," "priority," "guidance" or "confident" and variations of such words and similar expressions. Examples of forward-looking statements include, but are not limited to, statements, beliefs, projections or expectations regarding capitalizing on developing technology trends and emerging opportunities; market trends and growth; commitment to outperform end-markets; expected benefits of the MacDermid Graphics Solutions transaction; the timing for completion of this transaction; the ability of the parties to close this transaction, including obtaining regulatory approvals and meeting other closing conditions; net debt leverage ratio at year end 2024 including the expected proceeds of this transaction; capital deployment; non-GAAP effective tax rate; full year 2024 guidance for adjusted EBITDA, constant currency adjusted EBITDA growth and free cash flow; and expected record year in 2025. These projections and statements are based on management's estimates, assumptions or expectations with respect to future events and financial performance, and are believed to be reasonable, though are inherently uncertain and difficult to predict. Such projections and statements are based on the assessment of information available as of the current date, and the Company does not undertake any obligations to provide any further updates. Actual results could differ materially from those expressed or implied in the forward-looking statements if one or more of the underlying estimates, assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the war between Russia and Ukraine, the Israel-Hamas conflict and other hostilities in the Middle-East as well as actions in response thereto and their impact on market conditions and the global economy; the continuing economic impact of the coronavirus (COVID-19) and its variants on the global economy and supply chains; price volatility and cost environment; inflation and fluctuations in foreign exchange rates; outstanding debt and debt leverage ratio; shares repurchases; debt and/or equity issuance or retirement; expected returns to stockholders; and the impact of acquisitions, divestitures, restructurings, refinancings, impairments and other unusual items, including the Company's ability to integrate and obtain the anticipated benefits, results and synergies from these items or other related strategic initiatives. Additional information concerning these and other factors that could cause actual results to vary is, or will be, included in the Company's periodic and other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

ELEMENT SOLUTIONS INC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(dollars in millions, except per share amounts)	2024	2023	2024	2023
Net sales	$645.0	$599.3	$1,832.7	$1,759.8
Cost of sales	377.5	357.4	1,053.0	1,061.6
Gross profit	267.5	241.9	779.7	698.2
Operating expenses:
Selling, technical, general and administrative	157.6	149.9	462.1	445.8
Research and development	14.9	12.9	48.6	54.3
Goodwill impairment	—	80.0	—	80.0
Total operating expenses	172.5	242.8	510.7	580.1
Operating profit (loss)	95.0	(0.9)	269.0	118.1
Other (expense) income:
Interest expense, net	(14.2)	(13.3)	(42.4)	(37.0)
Foreign exchange gains (losses)	11.1	(5.3)	24.0	8.6
Other (expense) income, net	(14.7)	3.1	(29.7)	1.8
Total other expense	(17.8)	(15.5)	(48.1)	(26.6)
Income (loss) before income taxes and non-controlling interests	77.2	(16.4)	220.9	91.5
Income tax expense	(36.8)	(15.3)	(32.8)	(53.4)
Net income (loss) from continuing operations	40.4	(31.7)	188.1	38.1
Income from discontinued operations, net of tax	—	—	1.6	2.9
Net income (loss)	40.4	(31.7)	189.7	41.0
Net income attributable to non-controlling interests	(0.1)	(0.1)	(0.2)	—
Net income (loss) attributable to common stockholders	$40.3	$(31.8)	$189.5	$41.0

Earnings (loss) per share
Basic from continuing operations	$0.17	$(0.13)	$0.77	$0.16
Basic from discontinued operations	—	—	0.01	0.01
Basic attributable to common stockholders	$0.17	$(0.13)	$0.78	$0.17

Diluted from continuing operations	$0.17	$(0.13)	$0.77	$0.16
Diluted from discontinued operations	—	—	0.01	0.01
Diluted attributable to common stockholders	$0.17	$(0.13)	$0.78	$0.17

Weighted average common shares outstanding
Basic	242.1	241.5	242.0	241.4
Diluted	242.6	241.5	242.5	241.8

ELEMENT SOLUTIONS INC
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
(dollars in millions)	2024	2023
Assets
Cash and cash equivalents	$376.0	$289.3
Accounts receivable, net of allowance for doubtful accounts of $10.6 and $12.6 at September 30, 2024 and December 31, 2023, respectively	474.9	461.8
Inventories	285.7	298.9
Prepaid expenses	28.2	32.5
Other current assets	116.4	115.0
Current assets held for sale	70.0	—
Total current assets	1,351.2	1,197.5
Property, plant and equipment, net	273.9	296.9
Goodwill	2,220.2	2,336.7
Intangible assets, net	782.2	879.3
Deferred income tax assets	159.3	120.5
Other assets	120.0	143.2
Non-current assets held for sale	191.4	—
Total assets	$5,098.2	$4,974.1
Liabilities and stockholders' equity
Accounts payable	$127.1	$140.6
Current installments of long-term debt	11.5	11.5
Accrued expenses and other current liabilities	228.8	217.3
Current liabilities held for sale	16.6	—
Total current liabilities	384.0	369.4
Debt	1,914.7	1,921.0
Pension and post-retirement benefits	24.4	28.1
Deferred income tax liabilities	105.6	108.9
Other liabilities	198.5	202.4
Non-current liabilities held for sale	16.3	—
Total liabilities	2,643.5	2,629.8
Stockholders' equity
Common stock: 400.0 shares authorized (2024: 267.1 shares issued; 2023: 266.2 shares issued)	2.7	2.7
Additional paid-in capital	4,210.4	4,196.9
Treasury stock (2024: 25.0 shares; 2023: 24.6 shares)	(349.5)	(341.9)
Accumulated deficit	(1,052.4)	(1,183.3)
Accumulated other comprehensive loss	(371.9)	(345.9)
Total stockholders' equity	2,439.3	2,328.5
Non-controlling interests	15.4	15.8
Total equity	2,454.7	2,344.3
Total liabilities and stockholders' equity	$5,098.2	$4,974.1

ELEMENT SOLUTIONS INC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	March 31,	September 30,
(dollars in millions)	2024	2024	2024	2024	2023
Cash flows from operating activities:
Net income	$40.4	$93.3	$56.0	$189.7	$41.0
Net income from discontinued operations, net of tax	—	1.6	—	1.6	2.9
Net income from continuing operations	40.4	91.7	56.0	188.1	38.1
Reconciliation of net income to net cash flows provided by operating activities:
Depreciation and amortization	39.4	40.1	40.3	119.8	124.7
Deferred income taxes	9.2	(37.4)	(5.4)	(33.6)	(8.1)
Foreign exchange gains	(12.4)	(4.7)	(7.8)	(24.9)	(10.5)
Incentive stock compensation	3.8	3.6	4.1	11.5	10.6
Goodwill impairment	—	—	—	—	80.0
Other, net	13.6	1.3	3.7	18.6	25.8
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(12.2)	(27.4)	(4.8)	(44.4)	(6.6)
Inventories	22.6	(20.1)	(23.9)	(21.4)	(37.2)
Accounts payable	(15.1)	14.3	0.7	(0.1)	13.3
Accrued expenses	18.9	13.5	(14.5)	17.9	(8.0)
Prepaid expenses and other current assets	(0.9)	(9.3)	6.7	(3.5)	3.4
Other assets and liabilities	(8.8)	1.0	3.1	(4.7)	(3.7)
Net cash flows provided by operating activities	98.5	66.6	58.2	223.3	221.8
Cash flows from investing activities:
Capital expenditures	(12.6)	(14.5)	(19.0)	(46.1)	(36.3)
Proceeds from disposal of property, plant and equipment	—	—	—	—	1.4
Acquisitions, net of cash acquired	—	—	(3.9)	(3.9)	(188.6)
Other, net	—	(6.4)	—	(6.4)	(2.7)
Net cash flows used in investing activities	(12.6)	(20.9)	(22.9)	(56.4)	(226.2)
Cash flows from financing activities:
Debt proceeds	—	—	—	—	150.0
Repayments of borrowings	(2.8)	(2.9)	(2.9)	(8.6)	(8.6)
Dividends	(19.4)	(19.4)	(20.0)	(58.8)	(58.1)
Payment of financing fees	—	—	(2.1)	(2.1)	(1.0)
Other, net	(6.0)	0.9	(7.7)	(12.8)	(7.7)
Net cash flows (used in) provided by financing activities	(28.2)	(21.4)	(32.7)	(82.3)	74.6
Net cash flows provided by operating activities of discontinued operations	—	1.6	—	1.6	2.9
Effect of exchange rate changes on cash and cash equivalents	9.0	(2.9)	(5.6)	0.5	(9.1)
Net increase (decrease) in cash and cash equivalents	66.7	23.0	(3.0)	86.7	64.0
Cash and cash equivalents at beginning of period	309.3	286.3	289.3	289.3	265.6
Cash and cash equivalents at end of period	$376.0	$309.3	$286.3	$376.0	$329.6

ELEMENT SOLUTIONS INC
ADDITIONAL FINANCIAL INFORMATION
(Unaudited)

I. SEGMENT RESULTS
	Three Months Ended September 30,					Nine Months Ended September 30,
(dollars in millions)	2024	2023	Reported	Constant Currency	Organic	2024	2023	Reported	Constant Currency	Organic
Net Sales
Electronics	$419.1	$367.0	14%	15%	9%	$1,160.0	$1,062.4	9%	11%	7%
Industrial & Specialty	225.9	232.3	(3)%	0%	0%	672.7	697.4	(4)%	(2)%	(2)%
Total	$645.0	$599.3	8%	9%	6%	$1,832.7	$1,759.8	4%	6%	3%

Net Income (Loss)
Total	$40.4	$(31.7)	(nm)			$189.7	$41.0	362%

Adjusted EBITDA
Electronics	$98.6	$90.4	9%	10%		$274.7	$239.4	15%	18%
Industrial & Specialty	44.1	43.7	1%	4%		130.1	123.1	6%	9%
Total	$142.7	$134.1	6%	8%		$404.8	$362.5	12%	15%

	Three Months Ended September 30,			Constant Currency		Nine Months Ended September 30,			Constant Currency
	2024	2023	Change	2024	Change	2024	2023	Change	2024	Change
Net Income Margin
Total	6.3%	(5.3)%	(nm)			10.3%	2.3%	800bps

Adjusted EBITDA Margin
Electronics	23.5%	24.6%	(110)bps	23.6%	(100)bps	23.7%	22.5%	120bps	23.9%	140bps
Industrial & Specialty	19.5%	18.9%	60bps	19.7%	90bps	19.3%	17.7%	160bps	19.6%	190bps
Total	22.1%	22.4%	(30)bps	22.2%	(20)bps	22.1%	20.6%	150bps	22.3%	170bps
(nm) Calculation not meaningful.

II. CAPITAL STRUCTURE
(dollars in millions)		Maturity	Interest Rate	September 30,
				2024
Instrument
Term Loans	(1)	12/18/2030	SOFR plus 2.00%	$1,141.4
Total First Lien Debt				1,141.4
Senior Notes due 2028		9/1/2028	3.875%	800.0
Total Debt				1,941.4
Cash Balance				376.0
Net Debt				$1,565.4
Adjusted Shares Outstanding	(2)			244.6
Market Capitalization	(3)			$6,643.3
Total Capitalization				$8,208.7
(1) Element Solutions swapped its floating term loan rate to a fixed rate for all of its outstanding term loans through the use of interest rate swaps and cross-currency swaps which mature in January 2025 or December 2028, as applicable. At September 30, 2024, 100% of the Company's debt was fixed.
(2) See "Adjusted Common Shares Outstanding at September 30, 2024 and 2023" following the footnotes under the "Adjusted Earnings Per Share (EPS)" reconciliation table below.
(3) Based on the closing price of the shares of Element Solutions of $27.16 at September 30, 2024.

III. SELECTED FINANCIAL DATA
	Three Months Ended September 30,		Nine Months Ended September 30,
(dollars in millions)	2024	2023	2024	2023
Interest expense	$17.4	$15.7	$50.9	$43.5
Interest paid	24.3	22.9	56.9	48.7
Income tax expense	36.8	15.3	32.8	53.4
Income taxes paid	21.3	17.5	60.8	49.0
Capital expenditures	12.6	13.4	46.1	36.3
Proceeds from disposal of property, plant and equipment	—	0.9	—	1.4
Non-GAAP Measures
To supplement its financial measures prepared in accordance with GAAP, Element Solutions presents in this release the following non-GAAP financial measures: EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted EPS, adjusted common shares outstanding, free cash flow, organic net sales growth, full year 2024 guidance for adjusted EBITDA, constant currency adjusted EBITDA growth and free cash flow. The Company also evaluates and presents its results of operations on a constant currency basis.
Management internally reviews these non-GAAP measures to evaluate performance and liquidity on a comparative period-to-period basis in terms of absolute performance, trends and expected future performance with respect to the Company’s business and believes that these non-GAAP measures provide investors with an additional perspective on trends and underlying operating results on a period-to-period comparable basis. The Company also believes that investors find this information helpful in understanding the ongoing performance of its operations as well as their ability to generate cash separate from items that may have a disproportionate positive or negative impact on its financial results in any particular period or that are considered to be associated with its capital structure. These non-GAAP financial measures, however, have limitations as analytical tools, and should not be considered in isolation from, a substitute for, or superior to, the related financial information that Element Solutions reports in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in the Company’s financial statements and may not be completely comparable to similarly titled measures of other companies due to potential differences in calculation methods. In addition, these measures are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded or included in determining these non-GAAP financial measures. Investors are encouraged to review the definitions and reconciliations of these non-GAAP financial measures to their most comparable GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate the Company's businesses.
The Company provides full year 2024 guidance for adjusted EBITDA and constant currency adjusted EBITDA growth only on a non-GAAP basis. Reconciliations of such forward-looking non-GAAP measures to GAAP are excluded in reliance upon the exception provided by Item 10(e)(1)(i)(B) of Regulation S-K due to the inherent difficulty in forecasting and quantifying, without unreasonable efforts, certain amounts that are necessary for such reconciliations, including adjustments that could be made for restructurings, refinancings, impairments, divestitures, integration and acquisition-related expenses, share-based compensation amounts, non-recurring, unusual or unanticipated charges, expenses or gains, adjustments to inventory and other charges reflected in its reconciliations of historic numbers, the amount of which, based on historical experience, could be significant.
Constant Currency:
The Company discloses net sales and adjusted EBITDA on a constant currency basis by adjusting results to exclude the impact of changes due to the translation of foreign currencies of its international locations into U.S. dollar. Management believes this non-GAAP financial information facilitates period-to-period comparison in the analysis of trends in business performance, thereby providing valuable supplemental information regarding its results of operations, consistent with how the Company internally evaluates its financial results.
The impact of foreign currency translation is calculated by converting the Company's current-period local currency financial results into U.S. dollar using the prior period's exchange rates and comparing these adjusted amounts to its prior period reported results. The difference between actual growth rates and constant currency growth rates represents the estimated impact of foreign currency translation.

Organic Net Sales Growth:
Organic net sales growth is defined as net sales excluding the impact of foreign currency translation, changes due to the pass-through pricing of certain metals and acquisitions and/or divestitures, as applicable. Management believes this non-GAAP financial measure provides investors with a more complete understanding of the underlying net sales trends by providing comparable net sales over differing periods on a consistent basis.
The following table reconciles GAAP net sales growth to organic net sales growth for the three and nine months ended September 30, 2024:

	Three Months Ended September 30, 2024
	Reported Net Sales Growth	Impact of Currency	Constant Currency	Change in Pass-Through Metals Pricing	Acquisitions	Organic Net Sales Growth
Electronics	14%	0%	15%	(5)%	—%	9%
Industrial & Specialty	(3)%	2%	0%	—%	—%	0%
Total	8%	1%	9%	(3)%	—%	6%

	Nine Months Ended September 30, 2024
	Reported Net Sales Growth	Impact of Currency	Constant Currency	Change in Pass-Through Metals Pricing	Acquisitions	Organic Net Sales Growth
Electronics	9%	2%	11%	(3)%	(1)%	7%
Industrial & Specialty	(4)%	2%	(2)%	—%	0%	(2)%
Total	4%	2%	6%	(2)%	0%	3%
NOTE: Totals may not sum due to rounding.
For the three months ended September 30, 2024, Electronics' consolidated results were positively impacted by $19.2 million of pass-through metals pricing. For the nine months ended September 30, 2024, Electronics' consolidated results were positively impacted by $36.1 million of pass-through metals pricing and $8.1 million of acquisitions and Industrial & Specialty's consolidated results were positively impacted by $0.5 million of acquisitions.
Adjusted Earnings Per Share (EPS):
Adjusted EPS is a key metric used by management to measure operating performance and trends as management believes the exclusion of certain expenses in calculating adjusted EPS facilitates operating performance comparisons on a period-to-period basis. Adjusted EPS is defined as net income adjusted to reflect adjustments consistent with the Company's definition of adjusted EBITDA. Additionally, the Company eliminates amortization expense associated with intangible assets, incremental depreciation associated with the step-up of fixed assets and incremental cost of sales associated with the step-up of inventories, as applicable, recognized in purchase accounting for acquisitions.
Further, the Company adjusts its effective tax rate to 20%, as described in footnote (9) under the reconciliation table below. This effective tax rate, which reflects the Company’s estimated long-term expectations for taxes to be paid on its adjusted non-GAAP earnings, is consistent with how management evaluates the Company’s financial performance. The Company also believes that providing a fixed rate facilitates comparisons of business performance from period to period. This non-GAAP effective tax rate is lower than the average of the statutory tax rates applicable to the Company’s jurisdictional mix of earnings, primarily because it reflects tax benefits derived from U.S. tax attribute carryforwards, which consist of operating losses and tax credits.
The resulting adjusted net income is then divided by the Company's adjusted common shares outstanding. Adjusted common shares outstanding represent the shares outstanding as of the balance sheet date for the quarter-to-date period and an average of each quarter for the year-to-date period plus shares issuable upon exercise or vesting of all outstanding equity awards (assuming a performance achievement target level for equity awards with targets considered probable).

The following table reconciles GAAP "Net income (loss)" to "Adjusted net income" and presents the number of adjusted common shares outstanding used in calculating adjusted EPS for each period presented below:

		Three Months Ended		Nine Months Ended
		September 30,		September 30,
(dollars in millions, except per share amounts)		2024	2023	2024	2023
Net income (loss)		$40.4	$(31.7)	$189.7	$41.0
Income from discontinued operations, net of tax		—	—	(1.6)	(2.9)
Net income attributable to non-controlling interests		(0.1)	(0.1)	(0.2)	—
Reversal of amortization expense	(1)	29.4	32.7	89.4	93.3
Adjustment to reverse incremental depreciation expense from acquisitions	(1)	0.3	0.4	1.0	1.2
Restructuring (income) expense	(2)	(0.1)	2.1	5.7	6.3
Acquisition, divestiture and integration expense	(3)	6.3	5.0	11.3	13.3
Foreign exchange (gains) losses on intercompany loans	(4)	(13.5)	6.5	(24.2)	(7.6)
Debt refinancing costs	(5)	0.4	—	0.4	—
Goodwill impairment	(6)	—	80.0	—	80.0
Kuprion Acquisition research and development charge	(7)	—	—	3.9	15.7
Other, net	(8)	18.8	(0.9)	24.6	1.6
Tax effect of pre-tax non-GAAP adjustments	(9)	(8.3)	(25.2)	(22.4)	(40.8)
Adjustment to estimated effective tax rate	(9)	21.3	18.6	(11.4)	35.1
Adjusted net income		$94.9	$87.4	$266.2	$236.2

Adjusted earnings per share	(10)	$0.39	$0.36	$1.09	$0.97

Adjusted common shares outstanding	(10)	244.6	243.9	244.5	243.9
(1) The Company eliminates the amortization expense associated with intangible assets and incremental depreciation associated with the step-up of fixed assets recognized in purchase accounting for acquisitions. The Company believes these adjustments provide insight with respect to the cash flows necessary to maintain and enhance its product portfolio.
(2) The Company adjusts for costs of restructuring its operations, including those related to its acquired businesses. The Company adjusts these costs because it believes they are not reflective of ongoing operations.
(3)     The Company adjusts for costs associated with acquisition, divestiture and integration activity, including costs of obtaining related financing, legal and accounting fees and transfer taxes. The Company adjusts these costs because it believes they are not reflective of ongoing operations.
(4)     The Company adjusts for foreign exchange gains and losses on intercompany loans because it expects the period-to-period movement of the applicable currencies to offset on a long-term basis and because these gains and losses are not fully realized due to their long-term nature. The Company does not exclude foreign exchange gains and losses on short-term intercompany and third-party payables and receivables.
(5)     The Company adjusts for costs related to debt refinancing because it believes these costs are not reflective of ongoing operations.
(6)     The Company recorded a non-cash goodwill impairment charge of $80.0 million related to its Graphics Solutions reporting unit in its Industrial & Specialty segment in the third quarter of 2023. The Company adjusts this cost because it believes it is not reflective of ongoing operations.
(7)     The Company adjusts for research and development costs associated with contingent consideration and the purchase accounting related to the acquisition of Kuprion, Inc. The Company adjusts these costs because it believes they are not reflective of ongoing operations.
(8)    The Company's adjustments include a non-cash available-for-sale debt security impairment charge of $11.4 million in the third quarter of 2024 and highly inflationary accounting losses for its operations in Turkey of $1.0 million and $2.0 million for the three months ended September 30, 2024 and 2023, respectively and $3.1 million and $8.4 million for the nine months ended September 30, 2024 and 2023, respectively. In addition, the Company adjusts for certain professional consulting fees and unrealized gains/losses on metals derivative contracts. The Company adjusts for the available-for-sale debt security impairment and certain professional consulting fees because it believes they are not reflective of ongoing operations. The Company adjusts for highly inflationary accounting impacts for its operations in Turkey and unrealized gains/losses on metals derivative contracts as it believes it provides a more meaningful comparison of its performance between periods.

(9) The Company uses a non-GAAP effective tax rate of 20%. This rate, which reflects the Company's estimated long-term expectations for taxes to be paid on its adjusted non-GAAP earnings, is consistent with how management evaluates the Company's financial performance. The Company also believes that providing a fixed rate facilitates comparisons of business performance from period to period. This non-GAAP effective tax rate is lower than the average of the statutory tax rates applicable to the Company's jurisdictional mix of earnings, primarily because it reflects tax benefits derived from U.S. tax attribute carryforwards, which consist of operating losses and tax credits. These economic benefits are expected to recur through 2028. Without taking into account these benefits derived from its U.S. tax attribute carryforwards and other similar adjustments, the Company projects its non-GAAP effective tax rate would be 24.3% based on its estimated results for the full year 2024. This rate would have resulted in a $0.06 reduction in Adjusted EPS for the nine months ended September 30, 2024.
(10) The Company defines "Adjusted common shares outstanding" as the number of shares of its common stock outstanding as of the balance sheet date for the quarter-to-date period and an average of each quarter for the year-to-date period, plus the shares issuable upon exercise or vesting of all outstanding equity awards (assuming a performance achievement target level for equity awards with targets considered probable). The Company adjusts the number of its outstanding common shares for this calculation as it believes it provides a better understanding of its results of operations on a per share basis. See the table below for further information.
Adjusted Common Shares Outstanding at September 30, 2024 and 2023
The following table shows the Company's adjusted common shares outstanding at each period presented:

	September 30,		Year-to-Date Average
			September 30,
(amounts in millions)	2024	2023	2024	2023
Basic common shares outstanding	242.2	241.5	242.1	241.5
Number of shares issuable upon vesting of granted Equity Awards	2.4	2.4	2.4	2.4
Adjusted common shares outstanding	244.6	243.9	244.5	243.9
EBITDA and Adjusted EBITDA:
EBITDA represents earnings before interest, provision for income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA, excluding the impact of additional items included in GAAP earnings which the Company believes are not representative or indicative of its ongoing business or are considered to be associated with its capital structure, as described in the footnotes located under the "Adjusted Earnings Per Share (EPS)" reconciliation table above. Adjusted EBITDA for each segment also includes an allocation of corporate costs, such as compensation expense and professional fees. Management believes adjusted EBITDA and adjusted EBITDA margin provide investors with a more complete understanding of the long-term profitability trends of the Company's business and facilitate comparisons of its profitability to prior and future periods.

The following table reconciles GAAP "Net income (loss)" to "Adjusted EBITDA" for each of the periods presented:

		Three Months Ended		Nine Months Ended
		September 30,		September 30,
(dollars in millions)		2024	2023	2024	2023
Net income (loss)		$40.4	$(31.7)	$189.7	$41.0
Add (subtract):
Income from discontinued operations, net of tax		—	—	(1.6)	(2.9)
Income tax expense		36.8	15.3	32.8	53.4
Interest expense, net		14.2	13.3	42.4	37.0
Depreciation expense		10.0	11.8	30.4	31.4
Amortization expense		29.4	32.7	89.4	93.3
EBITDA		130.8	41.4	383.1	253.2
Adjustments to reconcile to Adjusted EBITDA:
Restructuring (income) expense	(2)	(0.1)	2.1	5.7	6.3
Acquisition, divestiture and integration expense	(3)	6.3	5.0	11.3	13.3
Foreign exchange (gains) losses on intercompany loans	(4)	(13.5)	6.5	(24.2)	(7.6)
Debt refinancing costs	(5)	0.4	—	0.4	—
Goodwill impairment	(6)	—	80.0	—	80.0
Kuprion Acquisition research and development charge	(7)	—	—	3.9	15.7
Other, net	(8)	18.8	(0.9)	24.6	1.6
Adjusted EBITDA		$142.7	$134.1	$404.8	$362.5
NOTE: For the footnote descriptions, please refer to the footnotes located under the "Adjusted Earnings Per Share (EPS)" reconciliation table above.
Free Cash Flow:
Free cash flow is defined as net cash flows from operating activities less net capital expenditures. Net capital expenditures include capital expenditures less proceeds from the disposal of property, plant and equipment. Management believes that free cash flow, which measures the Company’s ability to generate cash from its business operations, is an important financial measure for evaluating the Company's liquidity. Free cash flow should be considered as an additional measure of liquidity to, rather than as a substitute for, net cash provided by operating activities.

The following table reconciles "Cash flows from operating activities" to "Free cash flow" for the periods presented and the Company's free cash flow outlook for the full year 2024:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,		Outlook
(dollars in millions)	2024	2023	2024	2023	2024
Cash flows from operating activities	$98.5	$87.4	$223.3	$221.8	~$340-$360
Capital expenditures	(12.6)	(13.4)	(46.1)	(36.3)	~(60)
Proceeds from disposal of property, plant and equipment	—	0.9	—	1.4	~0
Free cash flow	$85.9	$74.9	$177.2	$186.9	~$280-$300

Investor Relations Contact:	Media Contact:
Varun Gokarn Vice President, Strategy and Integration Element Solutions Inc 1-203-952-0369 IR@elementsolutionsinc.com	Scott Bisang / Ed Hammond / Tali Epstein Collected Strategies 1-212-379-2072 esi@collectedstrategies.com